410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1
Oil-Dri Announces Record Results for First Quarter of Fiscal Year 2024
and Doubles its Net Income

CHICAGO-(December 11, 2023) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its first quarter of fiscal year 2024.

	First Quarter
(in thousands, except per share amounts)	Ended October 31,
	2023	2022	Change
Consolidated Results
Net Sales	$111,438	$98,539	13%
Net Income Attributable to Oil-Dri	$10,742	$5,241	105%
Diluted EPS - Common	$1.50	$0.78	92%
Business to Business
Net Sales	$39,161	$33,687	16%
Segment Operating Income	$11,123	$7,257	53%
Retail and Wholesale
Net Sales	$72,277	$64,852	11%
Segment Operating Income	$11,331	$7,574	50%

Daniel S. Jaffee, President and Chief Executive Officer, stated, “I am very proud of our team’s efforts to successfully grow our top and bottom lines in the first quarter of fiscal 2024 compared to last year. These favorable results reflect our sixth consecutive quarter of record net sales and our eighth consecutive quarter of record gross profit. We also doubled our net income which reached an all-time high for the first quarter. While our gross margins were slightly lower than fourth quarter fiscal 2023 levels, we expanded year-over-year gross margins by 520 basis points. Moving forward, we hope to maintain this trajectory of success through further gross margin improvement and expanded distribution of our innovative products. At the same time, we will continue investing heavily in our manufacturing facilities to replace aging assets and support increased demand.”

Consolidated Results
Consolidated net sales in the first quarter of fiscal 2024 reached a record $111.4 million, a 13% increase over the prior year. This growth was primarily driven by elevated sales of cat litter and fluids purification products. While the Company also experienced revenue gains from its animal health, industrial & sports, and agricultural businesses, sales of its co-packaged coarse cat litter products declined in the first quarter compared to last year. Higher prices across all principal products helped contribute to the improvement in net sales, as well as increased volumes within our Business to Business (“B2B”) Products Group.

First quarter of fiscal 2024 consolidated gross profit was a record $31.0 million, an increase of $8.7 million, or 39%, over the first quarter of the prior year, with gross margin expansion to 27.8% in fiscal 2024 from 22.6% in fiscal 2023. During the three months ended October 31, 2023, domestic cost of goods sold per ton increased 11% compared to the prior year as a result of higher per ton non-fuel manufacturing, freight, and packaging costs, partially offset by lower natural gas costs. The implementation of several rounds of pricing actions over the last 12 months helped to mitigate these headwinds.

Selling, general and administrative (“SG&A”) expenses were $17.8 million during the first quarter of fiscal 2024 compared to $15.7 million for the same period last year. This 13% increase reflects higher advertising spending and an increase in compensation related expenses including salaries and corporate bonus accrual. Advertising expenses were significantly higher in the first quarter compared to the same period last year, as the majority of the prior year’s expenditures took place in the fourth quarter. Oil-Dri expects advertising costs for the full fiscal year 2024 to be higher than fiscal year 2023 and equally spread over four quarters

In the first quarter of fiscal 2024, the Company doubled its consolidated operating income to $13.2 million from $6.6 million in the first quarter of fiscal 2023. Higher sales offset inflationary impacts on cost of goods sold and an increase in SG&A expenditures.

Income tax expense increased to $2.1 million in the first quarter of fiscal year 2024 compared to $1.2 million in the same period last year due to higher taxable income. The Company set a record for the highest first quarter net income attributable to Oil-Dri of $10.7 million in fiscal 2024, more than double the prior year’s first quarter bottom line of $5.2 million.

Cash and cash equivalents for the three month period ending October 31, 2023, totaled $29.6 million compared to $10.5 million in the prior year. This $19.1 million increase was driven by higher earnings. Significant uses of cash during the first quarter of fiscal 2024 include capital investments for manufacturing infrastructure improvements and dividends.

Product Group Review
The Business to Business Products Group’s first quarter of fiscal 2024 revenues reached a record $39.2 million, a 16% increase over the prior year. All principal products achieved topline growth which was driven by higher prices and, to a lesser extent, by increased volumes. Sales of fluids purification products contributed to the majority of the increase with revenues of $22.4 million for the first quarter of fiscal 2024, a 23% increase over the prior year. This was primarily a result of elevated demand for renewable diesel and edible oil products within North America from both new and existing customers. Amlan International, the Company’s animal health business, demonstrated strong revenue growth with $6.4 million in sales during the first quarter of fiscal 2024, or an 18% increase over the prior year. These gains were primarily driven by customer demand, despite challenging global economic and market conditions impacting the poultry industry. Sales rose within North America due to higher prices and increased demand of Sorbiam products from existing customers. Amlan International’s topline growth can also be attributed to higher revenues within China, as a result of the sale of existing inventory to the Company’s master distributor in that country. Animal health products sales in Asia showed positive gains, while revenues from other regions remained soft. During the first quarter of fiscal
2024, agricultural products sales were $10.3 million, or a 3% increase over the prior year. Higher prices as well as a favorable mix of products contributed to the revenue improvement.

Operating income for the B2B Products Group was $11.1 million in the first quarter of fiscal 2024 compared to $7.3 million in fiscal 2023, reflecting a 53% increase. Higher sales coupled with a $300,000, or 7% decrease, in SG&A expenses drove the increase. This reduction in SG&A costs was primarily a result of a decrease in the allocation of technical support expenses.

The Retail and Wholesale (“R&W”) Products Group’s first quarter revenues reached an all-time high of $72.3 million, an 11% increase over the prior year. This was mainly driven by an $8.2 million, or 18%, increase in domestic cat litter sales, excluding the Company’s co-packaged coarse-cat litter business. Higher prices across the domestic cat litter product portfolio and increased volumes of lightweight scoopable and coarse litter offerings drove these sales gains. In addition, the Company expanded distribution with its newly launched Cat’s Pride Antibacterial Clumping Litter, the first and only EPA approved antibacterial cat litter in the United States. Revenues from combined domestic branded and private label lightweight litter items rose 24% in the first quarter of fiscal 2024 versus the prior year, exceeding the lightweight litter segment sales growth of 7% for the 13-week period ended November 4, 2023, according to third-party research data for retail sales1. First quarter of fiscal 2024 net sales from co-packaged coarse cat litter products decreased by $1.6 million, or 36%, compared to the same period in fiscal year 2023. This decline was primarily driven by a cyberattack on a significant customer rendering them unable to place and receive orders from the Company. Domestic industrial and sports product revenues were $10.7 million in the first quarter of fiscal 2024, or a 6% increase over last year. This gain was due to increased demand for Oil-Dri’s synthetic absorbents and higher prices across clay-based floor absorbent products. Net sales of our subsidiary in Canada increased in the first quarter of fiscal year 2024 compared to the prior year driven by higher demand and pricing of industrial floor absorbents.

Operating income for the R&W Products Group was $11.3 million in the first quarter of fiscal year 2024 compared to $7.6 million in the prior year, reflecting a 50% increase. Higher sales offset elevated costs of goods sold and higher SG&A spending. SG&A expenses for the first quarter of fiscal year 2024 increased by $1.2 million, or 32%, over last year. This increase was primarily driven by higher advertising expenditures to promote Cat’s Pride lightweight litter, including the newly launched Cat’s Pride Antibacterial Clumping Litter product.

Oil-Dri will host its first quarter fiscal 2024 earnings discussion and its fiscal 2023 Annual Meeting of Stockholders virtually via a live webcast on Wednesday, December 13, 2023 at 9:30 a.m. Central Time. Participation details are available on the Company’s website’s Events page.

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1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 13-week period ended November 4, 2023, for the U.S. xAOC+Pet Supers market. Copyright © 2023 NielsenIQ.

Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri”, “Cat’s Pride”, “Sorbiam”, and “Amlan” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” and variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, price fluctuations and pressures, increases in costs, disruptions to our and our counterparties’ businesses and operations and other uncertainties and assumptions that are described in Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q for the quarter ended October 31, 2023 and our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Contact:
Leslie A. Garber
Director of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended October 31,
	2023	% of Sales	2022	% of Sales
Net Sales	$111,438	100.0%	$98,539	100.0%
Cost of Goods Sold	(80,447)	(72.2)%	(76,229)	(77.4)%
Gross Profit	30,991	27.8%	22,310	22.6%
Selling, General and Administrative Expenses	(17,835)	(16.0)%	(15,741)	(16.0)%
Operating Income	13,156	11.8%	6,569	6.7%
Other Expense, Net	(326)	(0.3)%	(132)	(0.1)%
Income Before Income Taxes	12,830	11.5%	6,437	6.5%
Income Taxes Expense	(2,088)	(1.9)%	(1,207)	(1.2)%
Net Income	10,742	9.6%	5,230	5.3%
Net Loss Attributable to Noncontrolling Interest	—	—%	(11)	—%
Net Income Attributable to Oil-Dri	$10,742	9.6%	$5,241	5.3%

Net Income Per Share: Basic Common	$1.61		$0.80
Basic Class B	$1.21		$0.60
Diluted Common	$1.50		$0.78
Diluted Class B	$1.21		$0.59
Avg Shares Outstanding: Basic Common	4,827		4,804
Basic Class B	1,967		1,942
Diluted Common	6,794		4,913
Diluted Class B	1,967		1,963

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
	As of October 31,
	2023	2022
Current Assets
Cash and Cash Equivalents	$29,579	$10,470
Accounts Receivable, Net	60,663	53,062
Inventories	43,832	45,460
Prepaid Expenses and Other Assets	2,692	2,366
Total Current Assets	136,766	111,358
Property, Plant and Equipment, Net	123,216	112,633
Other Noncurrent Assets	28,786	25,122
Total Assets	$288,768	$249,113

Current Liabilities
Current Maturities of Notes Payable	$1,000	$1,000
Accounts Payable	14,867	12,088
Dividends Payable	1,953	1,860
Other Current Liabilities	34,485	30,344
Total Current Liabilities	52,305	45,292
Noncurrent Liabilities
Notes Payable	30,842	31,800
Other Noncurrent Liabilities	19,705	17,993
Total Noncurrent Liabilities	50,547	49,793
Stockholders' Equity	185,916	154,028
Total Liabilities and Stockholders' Equity	$288,768	$249,113

Book Value Per Share Outstanding	$27.36	$22.83

Acquisitions of:
Property, Plant and Equipment
First Quarter	$8,064	$6,737
Year To Date	$8,064	$6,737
Depreciation and Amortization Charges
First Quarter	$4,368	$3,523
Year To Date	$4,368	$3,523

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Three Months Ended
	October 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$10,742	$5,230
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	4,368	3,523
Increase in Accounts Receivable	(1,487)	(1,622)
Increase in Inventories	(1,374)	(5,202)
(Decrease) Increase in Accounts Payable	(1,289)	1,854
Decrease in Accrued Expenses	(4,365)	(1,601)
Other	1,969	632
Total Adjustments	(2,178)	(2,416)
Net Cash Provided by Operating Activities	8,564	2,814

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(8,064)	(6,737)
Net Cash Used in Investing Activities	(8,064)	(6,737)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends Paid	(1,927)	(1,851)
Purchases of Treasury Stock	(872)	(92)
Net Cash Used In Financing Activities	(2,799)	(1,943)

Effect of exchange rate changes on Cash and Cash Equivalents	124	38

Net Decrease in Cash and Cash Equivalents	(2,175)	(5,828)
Cash and Cash Equivalents, Beginning of Period	31,754	16,298
Cash and Cash Equivalents, End of Period	$29,579	$10,470

Certain amounts in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements.